COGNITRONICS ANNOUNCES SIGNIFICANT ORDERS

Danbury, Conn., June 15, 2004   Cognitronics Corporation (AMEX:CGN)
announced today the receipt of purchase orders aggregating approximately $1.2 million from a major telecommunications service provider for its CX 4000 Network Media Servers to be delivered during the current quarter. The CX 4000s will be used by the customer to provide revenue generating, advanced intelligent network applications.
"These orders are a follow-on procurement by this customer of CX 4000 Network Media Servers to provide advanced network applications for installation in additional locations within its network," said Brian J. Kelley, president and chief executive officer of Cognitronics. "This award demonstrates the customer's continuing confidence in the Cognitronics family of network media servers which are responsive to industry needs and capable of providing multi-functional applications."
Cognitronics is a leading supplier of media server solutions to the telecommunications industry. The company's Cognitronics Exchange Network Media Servers (CX Series) are a cost-effective and highly scalable family of carrier class media server platforms, delivering advanced network media solutions in VoIP and ATM packet networks as well as in traditional AIN and TDM circuit switched and mixed network environments. For more information, visit the company's website at www.cognitronics.com.
Statements contained herein which are not historical facts are forward-looking statements. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties including, but not limited to, the continuance of reduced capital expenditures throughout the telecommunications market, variability of sales volume from quarter to quarter, product demand, market acceptance, litigation, risk of dependence on significant customers, third party suppliers and intellectual property rights, risks in product and technology development and other risk factors detailed in the company's Securities and Exchange Commission filings.